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                                                                    EXHIBIT 23.1



                        Consent of Independent Auditors


We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated (a) October 1, 1999 (except for Note 8 as to which the date is November 10, 1999) with respect to the consolidated financial statements of Pet Quarters, Inc. and Subsidiaries (b) October 15, 1999 (except for Note 6 as to which the date is November 10, 1999) with respect to the combined financial statements of Humboldt Industries, Inc. and Affiliate (c) April 7, 2000, with respect to the financial statements of WeRPets.com, Inc. for the period from July 2, 1999 (date of inception) through March 31, 2000, in Amendment No. 1 to the Registration Statement (Form S-1) for the registration of 13,693,733 shares of Pet Quarters, Inc. Common Stock.


                                        /s/ ERNST & YOUNG LLP
Little Rock, Arkansas
June 30, 2000